Exhibit 99.4

February 3, 2004

Investor Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corporation
jfreeman@scilearn.com
510-625-2284

Media Contact:
Michele Norris
mnorris@scilearn.com
908-377-3095

SCIENTIFIC LEARNING CORPORATION ANNOUNCES CREDIT
LINE WITH COMERICA

Oakland, CA. February 3, 2004. Scientific Learning Corporation (NASDAQ: SCIL) the leading provider of neuroscience-based software products that develop the cognitive skills to read and learn, today announced it has closed on a new 364 day revolving loan agreement with Comerica, Inc.

The revolver totals $7.0 million through July 22, 2004. The facility is partially secured by a letter of credit provided by WPV, Inc., an affiliate of Warburg, Pincus Ventures, a significant stockholder of the Company. The letter of credit is for $4.0 million through May 30, 2004 and $3.0 million from May 31, 2004 to July 30, 2004. After July 23, 2004, the revolver will total $5.0 million for the remainder of its term.

The Company terminated its $10.0 million revolving loan agreement with Fleet National Bank. This line of credit was guaranteed by WPV, Inc. The guarantee was due to expire in March 2004.

About Scientific Learning Corporation

Scientific Learning applies advances in neuroscience and cognitive research to increase human potential.

Scientific Learning has successfully developed the Fast ForWord® family of software products, a patented series sold to schools and clinicians to improve reading and learning.

The Fast ForWord family of products is a series of reading intervention products that incorporate learning from more than 30 years of brain, reading, and language research in order to help students build the cognitive skills they need to learn to read or become better readers.

The products develop the underlying cognitive skills required for reading and learning – memory, attention, processing and sequencing, or “Learning MAPs™.” The Fast ForWord family of products incorporates the FAST Power Learning™ formula – Frequency, Adaptivity, Simultaneous development, and Timely motivation – proven learning techniques based on decades of neuroscience research.

Product efficacy has been established by extensive outcomes research by independent researchers and the Company’s founders. The Fast ForWord products are supported by the largest database of results from product use in K-12 education

Scientific Learning Corporation
300 Frank Ogawa Plaza, Suite 600
Oakland, CA 94612-2040
Phone: 888.665.9707
Fax: 510.444.3580
e-mail: info@scilearn.com

Neuroscience designed. Curriculum aligned™.